LONESTAR RESOURCES ANNOUNCES

Ex.99.1

MID-YEAR 2017 PROVED RESERVES

FORT WORTH, Texas, November 27, 2017 - Lonestar Resources US Inc. (NASDAQ: LONE) (together with its subsidiaries, “Lonestar”) announced that its proved reserves at June 30, 2017 increased to 76.8 million barrels of oil equivalent (“MMBOE”) calculated using recent NYMEX Strip. The Company conducted a mid-year reserve report to incorporate the acquisitions closed in June 2017 and update for recent drilling and completion activities. See Table 1 for details.

Lonestar’s proved reserves at June 30, 2017 are comprised of 53.3 million barrels of crude oil and condensate, 11.3 million barrels of natural gas liquids, and 73.3 billion cubic feet of natural gas.  By energy content, Lonestar’s proved reserves are weighted 84% to crude oil, condensate and natural gas liquids.

The table below summarizes Lonestar’s mid-year proved reserves and PV-10 by region as determined by the Company’s independent petroleum engineers, W.D. Von Gonten & Co. Petroleum Engineers.

Table 1: Proved Reserves and PV-10 at NYMEX Strip Pricing

(As of June 30, 2017)

	Crude Oil	NGLs	Natural Gas	Total	PV-10
Region	(MMBbls)	(MMBbls)	(BCF)	(MMBoe)	($MM)
Western Eagle Ford	15.1	6.8	50.7	30.3	$202.9
Central Eagle Ford	34.5	3.7	18.7	41.4	$356.8
Eastern Eagle Ford	3.7	0.8	3.9	5.1	$36.3
Total	53.3	11.3	73.3	76.8	$595.9

The average future prices for benchmark commodities used in determining our Strip Pricing reserves were   $57.09 for oil for 2017, $56.66 for 2018, $53.07 for 2019, $50.93 for 2020, $49.88 for 2021, $49.60 for 2022, $49.84 for 2023, $50.36 for 2024, $50.97 for 2025, $51.37 for 2026, and escalated 3% thereafter and $3.09/MMBtu for natural gas for 2017, $3.05 for 2018, $2.92 for 2019, $2.87 for 2020, $2.87 for 2021, $2.89 for 2022, $2.95 for 2023, $3.02 for 2024, $3.09 for 2025, $3.17 for 2026, and escalated 3% thereafter.

Table 2: Proved Reserves and PV-10 at SEC Pricing

(As of June 30, 2017)

Lonestar Resources US Inc.

600 Bailey Avenue, Suite 200

Fort Worth, Texas 76107

(817) 546-6400

	Crude Oil	NGLs	Natural Gas	Total	PV-10
Region	(MMBbsl)	(MMBbls)	(BCF)	(MMBoe)	($MM)
Western Eagle Ford	14.3	6.4	47.6	28.7	$164.7
Central Eagle Ford	33.2	3.6	18.2	39.9	$271.6
Eastern Eagle Ford	3.5	0.8	3.8	4.9	$27.0
Total	51.1	10.8	69.6	73.5	$463.2

The price deck used to calculate SEC Pricing Reserves was calculated using the 12-month average price calculated as the unweighted arithmetic average of the spot price on the first day of each month preceding the 12 months prior to June 30, 2017. This methodology resulted in an average oil price of $48.95 per barrel and an average natural gas price of $3.00 per million British Thermal Units (“MMBTU”)

Cautionary & Forward Looking Statements

Lonestar Resources US, Inc. cautions that this press release contains forward-looking statements, including, but not limited to, statements about the new chairman’s expertise, ability and anticipated contributions to Lonestar; Lonestar’s execution of its growth strategies; growth in Lonestar’s leasehold, reserves and asset value; and Lonestar’s ability to create shareholder value. These statements involve substantial known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the following:  volatility of oil, natural gas and NGL prices, and potential write-down of the carrying values of crude oil and natural gas properties; inability to successfully replace proved producing reserves; substantial capital expenditures required for exploration, development and exploitation projects; potential liabilities resulting from operating hazards, natural disasters or other interruptions; risks related using the latest available horizontal drilling and completion techniques; uncertainties tied to lengthy period of development of identified drilling locations; unexpected delays and cost overrun related to the development of estimated proved undeveloped reserves; concentration risk related to properties, which are located primarily in the Eagle Ford Shale of South Texas; loss of lease on undeveloped leasehold acreage that may result from lack of development or commercialization; inaccuracies in assumptions made in estimating proved reserves; our limited control over activities in properties Lonestar does not operate; potential inconsistency between the present value of future net revenues from our proved reserves and the current market value of our estimated oil and natural gas reserves; risks related to derivative activities; losses resulting from title deficiencies; risks related to health, safety and environmental laws and regulations; additional regulation of hydraulic fracturing; reduced demand for crude oil, natural gas and NGLs resulting from conservation measures and technological advances; inability to acquire adequate supplies of water for our drilling operations or to dispose of or recycle the used water economically and in an environmentally safe manner; climate change laws and regulations restricting emissions of “greenhouse gases” that may increase operating costs and reduce demand for the crude oil and natural gas; fluctuations in the differential between benchmark prices of crude oil and natural gas and the reference or regional index price used to price actual crude oil and natural gas sales; and the other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, or the SEC, on March 23, 2017, our Quarterly Reports on Form 10-Q filed with the SEC, as well as other documents that we may file from time to time with the SEC. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. The forward-looking statements in this presentation represent our views as of the date of this presentation. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this presentation.